UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 7, 2013

APPROACH RESOURCES INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33801	51-0424817
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Ridgmar Centre 6500 West Freeway, Suite 800 Fort Worth, Texas	76116
(Address of principal executive offices)	(Zip Code)

(817) 989-9000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

In connection with the closing of the previously-announced sale of Wildcat Permian Services LLC (“Wildcat JV”) to a subsidiary of JP Energy Development, LP (“JP Energy”), on October 7, 2013, Approach Resources Inc. (the “Company”), through its wholly-owned subsidiaries Approach Operating, LLC, Approach Oil & Gas Inc. and Approach Resources I, LP (collectively, the “AREX Entities”), entered into an Amendment No. 1 to Crude Oil Purchase Agreement (the “Amendment”) with Wildcat JV, and joined in for certain limited purposes by JP Energy, amending that certain Crude Oil Purchase Agreement effective as of September 12, 2012 (the “Crude Purchase Agreement”).

The Amendment amends the Crude Purchase Agreement to, among other things, (i) amend the dedicated area to include certain areas of Crockett and Schleicher Counties, Texas; (ii) amend the transportation and marketing fee; (iii) provide for the rights and obligations of Wildcat JV and the AREX Entities relating to the construction of future gathering lines and connection facilities; (iv) provide the AREX Entities with priority and preference rights for crude oil capacity on the pipeline system; (v) provide for trucking fees for any crude oil transported by truck; and (vi) provide for JP Energy’s unconditional guarantee of the payment, performance and satisfaction of all of the obligations and liabilities of Wildcat JV under the Crude Purchase Agreement.

The foregoing description of the Amendment is qualified in its entirety by reference to the text of such amendment, a copy of which the Company plans to file as an exhibit to its Annual Report on Form 10-K for the period ending December 31, 2013. The Company intends to request confidential treatment for certain portions of the Amendment in accordance with the procedures of the Securities and Exchange Commission.

Item 2.01. Completion of Acquisition or Disposition of Assets.

On October 7, 2013, the Company, through its wholly-owned subsidiary Approach Midstream Holdings LLC (“AREX Midstream”), closed on the previously-announced sale of its 50% equity interest in Wildcat JV to JP Energy Permian, LLC (“Buyer”), a wholly-owned subsidiary of JP Energy, pursuant to an Equity Purchase Agreement dated as of September 18, 2013, by and among JP Energy, Buyer, AREX Midstream, Wildcat Midstream Mesquite, LLC (“Wildcat” and together with AREX Midstream, “Sellers”), a wholly-owned subsidiary of Wildcat Midstream Holdings LLC (“Wildcat Parent”), and Wildcat JV, and joined in for certain limited purposes by the Company, Wildcat Parent and Wildcat Midstream Operating, LLC. As a result of its purchase of all of the outstanding equity interests in Wildcat JV, JP Energy acquired the Wildcat JV oil pipeline system in the southern Midland Basin. The purchase price for the equity interests in Wildcat JV was an aggregate amount of cash equal to $210,000,000 (subject to customary post-closing adjustments), payable to Sellers substantially in proportion to their respective ownership interests in Wildcat JV.

Item 9.01. Financial Statements and Exhibits.

(b) Pro forma financial information.

As described above, on October 7, 2013, the Company completed the sale of its 50% equity interest in Wildcat JV, which the Company had accounted for as an equity method investment. The base consideration for the sale was $213.2 million after adjustments for working capital and capital expenditures, which is also subject to post-closing adjustments. The Company’s net proceeds at closing totaled approximately $109.1 million, after deducting the Company’s share of transactional costs paid at closing. The amount received at closing included $6 million as consideration for the Company’s entry into the Amendment discussed in Item 1.01 above.

A limited number of pro forma adjustments are required to illustrate the effects of the transaction on the Company’s unaudited consolidated balance sheet as of June 30, 2013, and the Company’s unaudited consolidated statements of operations for the three and six months ended June 30, 2013, and for the year ended December 31, 2012. The following narrative description is furnished in lieu of unaudited pro forma consolidated financial statements.

The description of the Company’s pro forma adjustments to its unaudited consolidated balance sheet as of June 30, 2013, assumes the sale of the Company’s interest in Wildcat JV occurred as of that date. The cash and cash equivalents balance would have increased by $109.1 million, from the net cash proceeds, to $164.4 million; equity method investment would have decreased by $16 million to zero; current liabilities would have increased by $32.7 million, for the current taxes payable on the gain on sale to $87.7 million; and retained earnings would have increased $60.4 million, for the after-tax gain on sale, to $140.5 million. Retained earnings assumes that the resulting after-tax gain would have been $60.4 million, based on the carrying value of the equity method investment sold on that date relative to the net proceeds received and net of the related tax effects of $32.7 million. The Company intends to use its net operating loss carry forwards to reduce the amount of cash taxes it otherwise would owe as a result of this sale transaction. The gain and related taxes are not discussed in the description of pro forma adjustments to the Company’s unaudited consolidated statements of operations due to their nonrecurring nature.

The description of the Company’s unaudited pro forma consolidated statements of operations for the three and six months ended June 30, 2013, and for the year ended December 31, 2012, both assume that the sale transaction occurred on January 1, 2012. The Company obtained its 50% equity interest in Wildcat JV in September 2012, and the Company’s share of the Wildcat JV’s losses were not significant to the Company’s consolidated statements of operations for the three and six months ended June 30, 2013, or for the year ended December 31, 2012. Accordingly, pro forma adjustments to reflect the sale transaction in the consolidated statements of operations for the three and six months ended June 30, 2013, and for the year ended December 31, 2012, have not been provided.

The pro forma adjustments described above are presented for illustrative purposes only and are not necessarily indicative of the financial position or results of operations for future periods or the results that would have been achieved if the Company had completed the sale of its 50% equity interest in Wildcat JV on the dates indicated. In the opinion of management, all adjustments necessary to present fairly the unaudited pro forma financial information have been made. The unaudited pro forma financial information should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, its Quarterly Report on Form 10-Q for the period ended June 30, 2013, and the Company’s subsequent filings with the Securities and Exchange Commission.

(d)	Exhibits.

Exhibit No.	Description

2.1*	Equity Purchase Agreement by and among JP Energy Development LP, JP Energy Permian, LLC, Wildcat Midstream Mesquite, LLC, Approach Midstream Holdings LLC, Wildcat Permian Services LLC and joined in for certain limited purposes by Wildcat Midstream Holdings LLC, Approach Resources Inc. and Wildcat Midstream Operating, LLC dated September 18, 2013.

*	The exhibits and schedules to this agreement have been omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K. Approach Resources Inc. will furnish copies of such exhibits and schedules to the Securities and Exchange Commission upon request. In addition, pursuant to a request for confidential treatment filed with the Securities and Exchange Commission under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, portions of this exhibit have been redacted and have been provided separately to the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

APPROACH RESOURCES INC.

By:	/s/ J. Curtis Henderson
J. Curtis Henderson
Executive Vice President and General Counsel

Date: October 11, 2013

EXHIBIT INDEX

Exhibit No.	Description

2.1*	Equity Purchase Agreement by and among JP Energy Development LP, JP Energy Permian, LLC, Wildcat Midstream Mesquite, LLC, Approach Midstream Holdings LLC, Wildcat Permian Services LLC and joined in for certain limited purposes by Wildcat Midstream Holdings LLC, Approach Resources Inc. and Wildcat Midstream Operating, LLC dated September 18, 2013.

*	The exhibits and schedules to this agreement have been omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K. Approach Resources Inc. will furnish copies of such exhibits and schedules to the Securities and Exchange Commission upon request. In addition, pursuant to a request for confidential treatment filed with the Securities and Exchange Commission under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, portions of this exhibit have been redacted and have been provided separately to the Securities and Exchange Commission.